Exhibit 10.2
Stock Purchase Agreement between Legacy Communications Corporation, The Mint Leasing, Inc. a Texas corporation, and the shareholders of The Mint Leasing, Inc., dated July 18, 2008

STOCK PURCHASE AGREEMENT
BY AND AMONG

THREE IRONS, INC.

LEGACY COMMUNICATIONS CORPORATION

AND

THE SUBSIDIARIES LISTED ON EXHIBIT H HERETO

Dated as of July 18, 2008

TABLE OF CONTENTS
ARTICLE I	SALE AND PURCHASE	1
ARTICLE II	PURCHASE PRICE AND PAYMENT	1
2.1	Amount of Purchase Price	1
2.2	Payment of Purchase Price	1
ARTICLE III	CLOSING AND TERMINATION	1
3.1	Closing Date	1
3.2	Termination of Agreement	2
3.3	Procedure Upon Termination	2
3.4.	Effect of Termination	2
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	3
4.1	Organization and Good Standing	3
4.2	Authorization of Agreement	3
4.3	Capitalization	3
4.4	No Subsidiaries	4
4.5	Corporate Records	4
4.6	Conflicts; Consents of Third Parties	4
4.7	Financial Statements	5
4.8	Liabilities	6
4.9	Absence of Certain Developments	6
4.10	Taxes	6
4.11	Property	6
4.12	Litigation	6
4.13	Compliance with Laws	7
4.14	Environmental Matters	7
4.15	No Misrepresentation	7
4.16	Financial Advisors	7
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	7
5.1	Organization and Good Standing	7
5.2	Authorization of Agreement and Transaction Documents	7
5.3	Conflicts; Consents of Third Parties	8
5.4	Litigation	8
5.5	Investment Intention	8
5.6	Investment Experience	9
5.7	Accredited Investor	9
5.8	Restrictions	9
5.9	Financial Advisors	9
ARTICLE VI	COVENANTS	9
6.1	Access to Information	9
6.2	Conduct of the Business Pending the Closing	10
6.3	Other Actions	10
6.4	Non Negotiation; Non-Solicitation	10
6.5	Preservation of Records	11

(i)

6.6	Publicity	11
6.7	Use of Name	11
6.8	Payment and Transfer of Assets and Liabilities	11
6.9	Transfer and Divestiture of Subsidiaries	12
6.10	Fairness Opinion	12
ARTICLE VII	CONDITIONS TO CLOSING	12
7.1	Conditions Precedent to Obligations of the Purchaser	12
7.2	Conditions Precedent to Obligations of the Company and Majority Stockholders	13
ARTICLE VIII	INDEMNIFICATION	15
8.1	Indemnification	15
8.2	Limitations on Indemnification for Breaches of Representations and Warranties	16
8.3	Indemnification Procedures	16
8.4	Tax Matters	17
8.5	Preparation of Tax Returns; Payment of Taxes	18
8.6	Tax Treatment of Indemnity Payments	20
ARTICLE IX	MISCELLANEOUS	20
9.1	Certain Definitions	20
9.2	Survival of Representations and Warranties	23
9.3	Expenses	24
9.4	Specific Performance	24
9.5	Further Assurances	24
9.6	Submission to Jurisdiction; Consent to Service of Process; Arbitration	24
9.7	Entire Agreement; Amendments and Waivers	25
9.8	Governing Law	25
9.9	Notices	25
9.10	Severability	26
9.11	Binding Effect: Assignment	26
9.12	Non-Recourse	26
9.13	Counterparts	26

(ii)

EXHIBITS
Exhibit A - Major Stockholders
Exhibit B - Trust Receipt Irrevocable Instructions and Irrevocable Proxy
Exhibit C - DELETED
Exhibit D - Excluded Obligations
Exhibit E - Opinion of Franklin, Cardwell & Jones, PC
Exhibit F - Escrow Agreement
Exhibit G - Form of Designation of Series A Convertible Redeemable Preferred Stock
Exhibit H - Subsidiaries
Exhibit I - Form of Officer's Certificate of the Company Concerning Accuracy
Exhibit J - Form of Officer's Certificate of the Purchaser Concerning Accuracy
Exhibit K-DELETED
Exhibit L - Form of Note Purchase Agreement

(iii)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 18, 2008 (the "Agreement"), by and among Three Irons, Inc., a Nevada corporation (the "Purchaser"), Legacy Communications Corporation, a Nevada corporation (the "Company"), and the Subsidiaries listed on Exhibit H attached hereto (the "Subsidiaries"). The Purchaser, the Company and the Subsidiaries are each referred to herein as a "Party" and collectively referred to herein as the "Parties".

WITNESSETH:

WHEREAS, the Company has designated 185,000 shares as Series A Convertible Redeemable Preferred Stock, $.001 par value per share (the "Preferred Shares"). The Company has issued 40,000 Preferred Shares and the remaining 145,000 Preferred Shares are authorized and unissued; and

WHEREAS, the Company desires to issue and sell and the Purchaser desires to purchase 145,000 Preferred Shares, subject to the conditions and upon the terms set out herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 9.1.;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I
 SALE AND PURCHASE

Upon the terms and subject to the conditions contained herein, on the Closing Date, the Company shall issue, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Company, 145,000 of the authorized and unissued Preferred Shares. The purchase and sale of the Preferred Shares pursuant to this Agreement shall be effective as of the close of business on the Closing Date (the "Effective Time").

ARTICLE II
PURCHASE PRICE AND PAYMENT

2.1.	Amount of Purchase Price.

The purchase price for the Preferred Shares shall be ONE HUNDRED FORTY-FIVE THOUSAND AND NO/100 UNITED STATES DOLLARS ($145,000.00) payable in cash at the Closing in accordance with this Agreement (the "Purchase Price").

2.2.	Payment of Purchase Price.

On the Closing Date, the Purchaser shall deposit the Purchase Price with the Escrow Agent to be held and distributed in accordance with the Escrow Agreement. Any payment required to be made by the Company with respect to Section 6.9 or Article VIII of this Agreement shall be paid first from the Escrow Amount.

ARTICLE III
CLOSING AND TERMINATION

3.1.	Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 hereof (or the waiver thereof by the Party entitled to waive that condition), the sale and purchase of the Preferred Shares provided for in Article I hereof shall take place within five (5) business days after the last to occur of: (a) the delivery to the Escrow Agent of original documents representing the Excluded Obligations, duly endorsed for transfer, and (b) the delivery to the Escrow Agent of original certificates representing 145,000 Preferred Shares registered in the name of the Purchaser or the Purchaser's nominee. The Closing shall take place at 10:00 a.m. at the offices of Sonfield & Sonfield located at 770 South Post Oak Lane, Houston, Texas 77056, or at such other place or date as the Company and the Purchaser may agree. The date on which the closing shall be held is referred to in this Agreement as the "Closing Date".

3.2.	Termination of Agreement.

This Agreement may be terminated prior to the closing as follows:

(a)           at the election of the Company if any one or more to the conditions to closing specified in Section 7.2 have not occurred on or before July 31, 2008;

(b)           at the election of the Company if the Purchaser shall be in breach or default of any obligation under this Agreement which breach or default has not been remedied within 10 days after notice thereof is given to the Purchaser (or if such breach or default is not remediable within such 10 days, the Purchaser has not commenced and is not diligently pursuing such remedy within such 10-day period);

(c)           at the election of the Purchaser if any one or more of the conditions to closing specified in Section 7.1 have not occurred on or before July 31, 2008;

(d)           at the election of the Purchaser if the Company shall be in breach or default of any obligation under this Agreement which breach or default has not been remedied within 10 days after notice thereof is given to the Company (or if such breach or default is not remediable within such 10 days, the Company has not commenced and is not diligently pursuing such remedy within such 10-day period);

(e)           by mutual written consent of the Company and the Purchaser; or

(f)           by the Company or the Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence).

3.3.	Procedure Upon Termination.

In the event of termination by the Purchaser or the Company, or both, pursuant to Section 3.2 hereof, written notice thereof shall be given to the other Party and this Agreement shall terminate, and the purchase of the Preferred Shares hereunder shall be abandoned, without further action by the Purchaser or the Company. If this Agreement is terminated as provided herein each Party shall return documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.

3.4.	Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, each of the Parties shall be relieved of their duties and obligations arising under this Agreement, other than pursuant to Section 9.4 and any Confidentiality Agreement previously signed by the Parties, after the date of such termination and such termination shall be without liability to the Purchaser or the Company; provided, however, that the obligations of the Parties set forth in Section 9.4 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or the Company of any liability for a breach or default of this Agreement or limit the remedies that either the Purchaser or the Company may pursue in connection with any such breach or default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

4.1.	Organization and Good Standing.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

4.2.	Authorization of Agreement.

The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party has been duly and validly authorized by all necessary corporate action. This Agreement has been, and each other Transaction Document to which the Company is a party will be prior to or at the closing, executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Transaction Document to which the Company is a party when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3.	Capitalization.

(a)           The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $.001 par value ("Common Stock") and 5,000,000 shares of preferred stock, $.001 par value.

(b)           As of the date hereof, there are 17,379,172 shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(c)           As of the date hereof, there are designated 185,000 Preferred Shares, with terms substantially in the form of Exhibit G hereto, of which 40,000 Preferred Shares are issued and outstanding and no shares of Preferred Stock are held by the Company as treasury stock.

(d)           There is no existing option, warrant, call, right, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.

4.4.	No Subsidiaries.

Exhibit H hereto sets forth the names of the Subsidiaries, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Except as set forth on Exhibit H, the Company does not have any Subsidiaries.

4.5.	Corporate Records.

(a)           The Company has delivered to the Purchaser true, correct and complete copies of the Amended and Restated Certificate of Incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and bylaws (certified by the secretary, assistant secretary or other appropriate officer of the Company) or comparable organizational documents of the Company.

(b)           The minute books of the Company previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.6.	Conflicts; Consents of Third Parties.

(a)      None of the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under any provision of (i) the Amended and Restated Certificate of Incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract, or Permit to which the Company or any Subsidiary is a Party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order of any Governmental Body applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary as of the date hereof; or (iv) any applicable Law

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Company or any Subsidiary in connection (i) with the execution and delivery of this Agreement or any other Transaction Document to which it is a party or the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the closing of any Permit or Contract of the Company or any Subsidiary, except in each case for compliance with the applicable requirements of the HSR Act and compliance with the applicable provisions of the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications Act").

4.7.	Financial Statements.

(a)           The Company has delivered to the Purchaser copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2006 and 2007 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2008 and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the three-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated. For the purposes hereof, the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2007 is referred to as the "Balance Sheet" and December 31, 2007 is referred to as the "Balance Sheet Date".

(b)           The Company and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Nothing in this representation shall be construed as a representation that the Company's systems of internal controls or management's review and assessment thereof complies with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or that management has performed the assessment required by Rule 13a-15 under the Exchange Act.

4.8.	Liabilities.

Neither the Company nor any Subsidiary has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the Ordinary Course of Business since the Balance Sheet Date. The Subsidiary has assumed and agreed to be responsible for, and the creditors have agreed to look solely to the Subsidiary for the payment or performance of all obligations of the Company other than the Excluded Liabilities.

4.9.	Absence of Certain Developments.

Except as expressly contemplated by this Agreement or the other Transaction Documents, since the Balance Sheet Date (i) the Company has conducted the business in all material respects only in the Ordinary Course of Business and in substantially the same manner as previously conducted and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.10.	Taxes.

(a)           (i) All Tax Returns required to be filed by or on behalf of the Company have been properly prepared and duly filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, complete and correct in all material respects, (ii) all amounts shown on such Tax Returns (including interest and penalties) as due from the Company, all Taxes payable by or on behalf of the Company on or in respect of its income, assets or operations have been fully paid.; and (iii) the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b)           The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

4.11.	Property.

The Company's only assets consist of the stock of the Subsidiaries. All other assets, whether real or personal, tangible or intangible, and all Contracts have been transferred to the Subsidiaries.

4.12.	Litigation.

There are no Legal Proceedings pending or, to the knowledge of the Company, overtly threatened against the Company which, if adversely determined, would prohibit or restrain the ability of the Company to enter into this Agreement or any other Transaction Document or consummate the transactions contemplated hereby or thereby before any Governmental Body; nor to the knowledge of the Company is there any reasonable basis for any such action, proceeding, or investigation.

4.13.	Compliance with Laws.

The Company is in compliance in all material respects with all Laws of any Governmental Body applicable to its business or operations.

4.14.	Environmental Matters.

The operations of the Company are and have been in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining in good standing and complying with all Permits required by Environmental Laws ("Environmental Permits") and no action or proceeding is pending or, to the knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Company's knowledge, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

4.15.	No Misrepresentation.

Neither this Agreement nor any other Transaction Document, nor any document, certificate or instrument furnished in connection herewith or therewith contains, with respect to the Company, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

4.16.	Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement or the other Transaction Documents and no Person is entitled to any fee or commission or like payment in respect hereof or thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Company that:

5.1.	Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2.	Authorization of Agreement and Transaction Documents.

The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which it is a party has been duly and validly authorized by all necessary corporate action. This Agreement has been, and each other Transaction Document to which the Purchaser is a party will be prior to or at the closing, executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Transaction Document to which the Purchaser is a party when so executed and delivered will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3.	Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Purchaser under any provision of (i) the Certificate of Incorporation and bylaws or comparable organizational documents of the Purchaser; (ii) any Contract, or Permit to which the Purchaser is a Party or by which any of the properties or assets of the Purchaser are bound; (iii) any Order of any Governmental Body applicable to the Purchaser or any of the properties or assets of the Purchaser as of the date hereof; or (iv) any applicable Law

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document to which it is a party or the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking of any other action contemplated hereby or thereby, except for compliance with the applicable requirements of the HSR Act and compliance with the applicable provisions of the Communications Act.

5.4.	Litigation.

There are no Legal Proceedings pending or, to the knowledge of the Purchaser, overtly threatened against the Purchaser which, if adversely determined, would prohibit or restrain the ability of the Purchaser to enter into this Agreement or any other Transaction Document or consummate the transactions contemplated hereby or thereby before any Governmental Body; nor to the knowledge of the Purchaser is there any reasonable basis for any such action, proceeding, or investigation.

5.5.	Investment Intention.

The Purchaser is acquiring the Preferred Shares for its own account, for investment purposes only and not with a view to the distribution thereof, as such term is used in Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder (the "Securities Act"). The Purchaser understands that the Preferred Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6.	Investment Experience.

The Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Preferred Shares and represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. The Purchaser acknowledges that it can bear the economic risk of its investment and that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares.

5.7.	Accredited Investor.

The Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

5.8.	Restrictions.

The Purchaser understands that immediately following its purchase of the Preferred Shares hereunder, the Preferred Shares will be characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that the Preferred Shares may be resold without registration under the Securities Act, only in certain limited circumstances. The Purchaser acknowledges that certificates representing the Preferred Shares will bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE CERTIFICATE OF DESIGNATIONS FOR THE SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK FILED WITH THE SECRETARY OF STATE OF THE STATE OF NEVADA. THE HOLDER OF THIS CERTIFICATE MAY OBTAIN A COPY OF THE CERTIFICATE OF DESIGNATIONS WITHOUT COST UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

THE SERCURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

5.9.	Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement or the other Transaction Documents and no person is entitled to any fee or commission or like payment in respect hereof or thereof.

ARTICLE VI
COVENANTS

6.1.	Access to Information.

Prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company and its Subsidiaries shall cooperate fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall dimmish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request the Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

6.2.	Conduct of the Business Pending the Closing.

(a)           Except as otherwise expressly contemplated by this Agreement, the other Transaction Documents, or with the prior written consent of the Purchaser, the Company shall conduct the business of the Company only in the Ordinary Course of Business;

(b)           Except as otherwise expressly contemplated by this Agreement, the other Transaction Documents, or with the prior written consent of the Purchaser, the Company shall not:

(i)            repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of or other ownership interests in, the Company;

(ii)           transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii)          effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company, other than as reflected in the Preliminary Schedule 14C filed with the Securities and Exchange Commission on June 12, 2008;

(iv)         amend the Amended and Restated Certificate of Incorporation or Restated Bylaws of the Company, other than as reflected in the Preliminary Schedule 14C filed with the Securities and Exchange Commission on June 12, 2008;

(v)          enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person other than in the Ordinary Course of Business; or

(vi)         agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Company in this Agreement or in any other Transaction Document untrue or incorrect in any material respect as of any time through and including the Effective Time.

6.3.	Other Actions.

Each of the Company and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.4.	Non Negotiation; Non-Solicitation.

Neither the Company nor any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") shall (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any significant amount of the assets or capital stock or other equity interest in the Company (each, an "Acquisition") other than the transactions contemplated by this Agreement or the other Transaction Documents; (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of any Acquisition; (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with any Acquisition, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

6.5.	Preservation of Records.

The Company agrees that it shall preserve and keep the records held by it relating to the business of the Company for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the Purchaser in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Purchaser or any of its Affiliates or in order to enable the Purchaser to comply with its obligations under this Agreement and each Transaction Document. In the event the Company wishes to destroy such records after that time, the Company shall first give ninety (90) days prior written notice to the Purchaser and the Purchaser shall have the right at its option and expense, upon prior written notice given to the Company within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

6.6.	Publicity.

Neither the Company nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Company or the Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Company lists securities; provided, however that, to the extent required by applicable Law, the Party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other Party with respect to the text thereof.

6.7	Use of Name.

Promptly after the Closing Date, and in any event before the expiration of 90 days after the Closing Date, the Company shall change its corporate name and shall cease to use the name "Legacy Communications Corporation" or any variation thereof in any of its businesses.

6.8	Payment and Transfer of Assets and Liabilities.

On or prior to the Closing Date, the Company shall either pay and discharge or cause to be transfer to and assumed by the Subsidiaries all of its liabilities and obligations of every description other than the obligations describe on Exhibit D hereto (the "Excluded Obligations"). The Company shall also transfer all of its assets and operations to the Subsidiaries and obtain such releases, novations and other agreements from its creditors as necessary to fully and completely release the Company from all outstanding indebtedness and liabilities other than the Excluded Obligations.

6.9	Transfer and Divestiture of Subsidiaries.

On or prior to the Closing Date, the Company shall deliver all ownership interests in the Subsidiaries to the Major Stockholders, in trust according to the terms of the Trust Receipt, Irrevocable Instructions and Irrevocable Proxy in the form of Exhibit B attached to this Agreement, and shall cause each of the Major Stockholders to deliver to the Trustee, in trust under the Trust Receipt, Irrevocable Instructions and Irrevocable Proxy, the number of shares of Common Stock set forth opposite their respective names on Exhibit A.

6.10	Fairness Opinion.

On or prior to the Closing Date, the Purchaser shall obtain for the benefit of the Company an opinion from a qualified expert and in form and substance satisfactory to the Company and the Major Stockholders regarding the fairness to the other stockholders of the Company of the exchange of all of the issued and outstanding shares and other ownership interests in the Subsidiaries for 13,654,318 shares of Common Stock held by the Major Stockholders.

ARTICLE VII
CONDITIONS TO CLOSING

7.1.	Conditions Precedent to Obligations of the Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           all representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct, and all representations and warranties of the Company contained herein that are not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(b)           the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)           there shall not have been or occurred any Material Adverse Change;

(d)           the Purchaser shall have received a certificate (dated the Closing Date and substantially in the form of Exhibit I) executed by, or on behalf of the Company certifying as to the fulfillment of the conditions specified in Sections 7.1 (a), 7.1(b) and 7.1(c) hereof;

(e)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Company or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)           the Escrow Agreement substantially in the form of Exhibit F attached to this Agreement shall have been executed and delivered by the Company and each party thereto (other than the Purchaser), and there shall exist no breach of any representation or warranty or default of any obligation by any party thereto (other than the Purchaser);

(g)           Certificates representing 145,000 Preferred Shares shall have been, or shall at the Closing be, validly delivered to the Escrow Agent free of all Liens;

(h)           the Note Purchase Agreement substantially in the form of Exhibit L attached to this Agreement, shall have been executed and delivered by each party thereto (other than the Purchaser), and there shall exist no breach of any representation or warranty or default of any obligation by any party thereto (other than the Purchaser);

(i)            the Notes (as defined in the Note Purchase Agreement), duly endorsed by the payee thereof for transfer, shall have been delivered to the Escrow Agent by the payee in accordance with the Note Purchase Agreement;

(j)            the Trust Receipt, Irrevocable Instructions and Irrevocable Proxy substantially in the form of Exhibit B attached to this Agreement, shall have been executed and delivered by each party thereto, and there shall exist no breach of any representation or warranty or default of any obligation by any party thereto;

(k)           certificates representing the shares of Common Stock set forth opposite the name of each Major Stockholder on Exhibit A attached to this Agreement shall have been delivered to the Trustee by the Major Stockholders in accordance with the Trust Receipt, Irrevocable Instruction and Irrevocable Proxy, each of which is either endorsed in blank for transfer or accompanied by an irrevocable stock power separate from certificate in blank and releases in the form attached to the Trust Receipt, Irrevocable Instruction and Irrevocable Proxy;

(1)           the Purchaser shall have received an opinion of counsel to the Company substantially in the form of Exhibit E attached to this Agreement;

(m)          the Purchaser shall have received the written resignations of each director of the Company; and

(n)           if applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted.

7.2.	Conditions Precedent to Obligations of the Company and Majority Stockholders.

The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable law):

(a)      all representations and warranties of the Purchaser contained herein that are qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein that are not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(b)           the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)           the Company shall have received a certificate (dated the Closing Date and substantially in the form of Exhibit J) executed by, or on behalf of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof;

(d)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Company or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)           the Escrow Agreement substantially in the form of Exhibit F attached to this Agreement shall have been executed and delivered by the Purchaser and each party thereto (other than the Company or any Subsidiary), and there shall exist no breach of any representation or warranty or default of any obligation by any party thereto (other than the Company or any Subsidiary);

(f)           the Purchaser shall have deposited the sum of TWO HUNDRED FIFTY-FIVE THOUSAND AND NO/100 UNITED STATES DOLLARS ($255,000.00) with the Escrow Agent in immediately available funds;

(g)           the Trust Receipt, Irrevocable Instructions and Irrevocable Proxy substantially in the form of Exhibit B attached to this Agreement, shall have been executed and delivered by each party thereto, and there shall exist no breach of any representation or warranty or default of any obligation by any party thereto (other than the Company or any Subsidiary);

(h)           certificates representing the number of shares of Legacy Media Corporation Common Stock set forth opposite the name of each Major Stockholder on Exhibit A attached to this Agreement shall have been delivered to the Major Stockholders in accordance with the Trust Receipt, Irrevocable Instruction and Irrevocable Proxy, each of which is either endorsed in blank for transfer or accompanied by an irrevocable stock power separate from certificate in blank;

(i)            the Purchaser shall have designated not less than four persons for election to the board of directors of the Company;

(j)            the Company shall have received a fairness opinion in form and substance satisfactory to the board of directors and the Major Stockholders relating to the exchange of the shares of Legacy Media Corporation for the shares of Common Stock set forth opposite the name of the Major Stockholders on Exhibit A attached to this Agreement;

(k)           the fairness opinion received by the Company shall have been approved and accepted by the disinterested members of the board of directors of the Company and the exchange of the shares of Legacy Media Corporation for the shares of Common Stock set forth opposite the name of the Major Stockholders on Exhibit A attached to this Agreement has been approved by a majority of the board of directors of the Company, none of whom are Major Stockholders; and

(1)           if applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted.

ARTICLE VIII
INDEMNIFICATION

8.1.	Indemnification.

(a)           Subject to Sections 8.2 and 8.4 hereof, the Subsidiaries hereby agree to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "the Purchaser Indemnified Parties") harmless from and against any and all assessments, losses, liabilities, judgments, obligations, damages, costs, penalties and expenses (including attorneys' and other professionals' fees and disbursements) (collectively, "Losses") incident to any notices, actions, suits, proceedings, or claims relating to:

(i)         any and all liabilities of the Company or any of its Subsidiaries of every kind, nature and description, absolute or contingent, existing as against the Company or any of its Subsidiaries prior to and including the Closing Date or thereafter coming into being or arising by reason of any facts or circumstances existing, or any transaction entered into, on or prior to the Closing Date, except the Excluded Obligations;

(ii)        subject to Section 8.3, the failure of any representation or warranty of the Company set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement or any other Transaction Document, to be true and correct in all respects as of the date made;

(iii)       the breach of any covenant or other agreement on the part of the Company or any Subsidiary under this Agreement or any Transaction Document; or

(iv)      violations of Environmental Laws arising from or related to any condition, act or omission, by the Company or any Subsidiary or any predecessor thereof or related to the operations of the Company, any Subsidiary or any predecessor thereof at any real property currently or formerly owned, operated or leased by the Company or any Subsidiary, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including, but not limited to any Environmental Costs and Liabilities, any liabilities including those imposed pursuant to common law associated with a Release of Hazardous Materials, or any breach of Section 4.14.

(b)           Subject to Sections 8.2 hereof, the Purchaser hereby agrees to indemnify and hold the Subsidiaries and their directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Subsidiary Indemnified Parties") harmless from and against any and all Losses incident to any notices, actions, suits, proceedings, or claims relating to:

(i)       the Excluded Liabilities;

(ii)      subject to Section 8.3, the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement or any Transaction Document, to be true and correct as of the date made; and

(ii)      the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Transaction Document.

8.2.	Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 8.1(a)(ii) or Section 8.1(b)(ii) hereof unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, without regard to any materiality qualifiers contained in the representations and warranties, exceeds $ 25,000 (the "Basket") and, in such event, the indemnifying Party shall be required to pay the entire amount of all such Losses including those used to compute the Basket.

8.3.	Indemnification Procedures.

(a)           In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sale option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)           After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified Party and the indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified Party shall forward to the indemnifying Party notice of any sums due and owing by the indemnifying Party pursuant to this Agreement with respect to such matter and the indemnifying Party shall be required to pay all of the sums so due and owing to the indemnified Party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)      The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

8.4.	Tax Matters.

(a)           The Subsidiaries agree to be responsible for and to indemnify and hold the Company and the Purchaser Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against the Company or the assets thereof:

(i)       with respect to all taxable periods ending on or prior to the Closing Date;

(ii)      arising by reason of any breach by the Company or inaccuracy of any of the representations contained in Section 4.10 hereof;

(iii)     with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of the Company pursuant to Treasury Regulation Section 1. 1502-6(a) or any analogous or similar state, local or foreign law or regulation;

(vi)     with respect to any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) ("Related Costs") incurred in connection with the Taxes for which the Subsidiaries are responsible to indemnify the Company and the Purchaser Indemnified Parties pursuant to this Section 8.4(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this Section 8.4( a);

(b)           The Purchaser and the Company agree to indemnify and hold harmless the Subsidiaries, and each of their directors, officers, employees, Affiliates and agents from and against any and all Taxes (i) of the Company with respect to any taxable period of the Company beginning after the Closing Date and (ii) by reason of the Company being or becoming a successor-in-interest of any Person as a result of the transactions contemplated by this Agreement or the other Transaction Documents or any transaction entered into after the Closing Date.

(c)           If any indemnification payment under Section 8.4 is determined to be taxable to the Party receiving such payment by any taxing authority, the paying Party shall also indemnify the Party receiving such payment for any Taxes incurred by reason of the receipt of such payment (taking into account any actual reduction in tax liability to the receiving Party) and any Related Costs incurred by the Party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

8.5.	Preparation of Tax Returns; Payment of Taxes.

(a)           The Company shall file all the federal, state, local and foreign Tax Returns required to be filed by the Company after the Closing Date and shall pay any and all Taxes due with respect to such returns. To the extent any Taxes shown due on any such Tax Return are indemnifiable by the Subsidiaries, (i) such Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws; (ii) the Company shall provide the Subsidiaries with copies of such Tax Return at least 30 days prior to the due date for filing such return; and (iii) the Subsidiaries shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 15 days following receipt thereof. The failure of the Subsidiaries to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of its approval thereof. The Subsidiaries and the Company shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. The Company shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from the Subsidiaries referred to in Section 8.5, pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of the Purchaser Indemnified Parties, the Subsidiaries or the Company to receive indemnification pursuant to any provision in this Agreement.

(b)           Not later than 5 days before the due date for payment of Taxes with respect to any Tax Returns, the Subsidiaries shall pay to the Purchaser an amount equal to that portion of the Taxes shown on such return for which the Subsidiaries have an obligation to indemnify the Company and the Purchaser Indemnified Parties pursuant to the provisions of Section 8.4(a).

(c)           For federal income tax purposes, the taxable year of the Company shall end as of the close of the Effective Time and, with respect to all other Taxes, the Subsidiaries and the Company will, unless prohibited by applicable law, close the taxable period of the Company as of the Effective Time. Neither the Subsidiaries nor the Company shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable Law does not permit the Company to close its taxable year on the Effective Time or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated (i) to the Subsidiaries for the period up to and including the Closing Date, and (ii) to the Company for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by the Company and shall be made by means of a closing of the books and records of the Company as of the Effective Time, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. The Company shall provide the Subsidiaries with a schedule showing the computation of the allocation at least 30 days prior to the due date for filing a Tax Return which includes the Closing Date. The Subsidiaries shall have the right to review such schedule, and the Company and the Subsidiaries shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any amount owing from the Subsidiaries under this Section 8.5(c) shall be paid no later than five (5) days prior to the filing of the underlying Tax Return.

(d)           The Company and the Subsidiaries agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Company shall retain in its possession, and shall provide the Subsidiaries reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Subsidiaries may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Company may dispose of such material, provided that prior to such disposition the Company shall give the Subsidiaries a reasonable opportunity to take possession of such materials.

(e)           Tax Audits.

(i)       The Company shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to taxable periods of the Company beginning after the Closing Date and to employ counsel of its choice at its expense. The Subsidiaries agree that they will cooperate fully with the Company and its counsel in the defense against or compromise of any claim in any said proceeding.

(ii)      If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which the Subsidiaries are responsible hereunder for the Tax reporting position of the Company for taxable periods ending on or prior to the Closing Date, the Company shall, promptly, upon receipt by the Company of notice thereof, inform the Subsidiaries thereof. The failure of the Company timely to forward such notification in accordance with the immediately preceding sentence shall not relieve the Subsidiaries of their obligation to pay such liability for Taxes except and to the extent that the failure timely to forward such notification actually prejudices the ability of Subsidiaries to contest such liability for Taxes or increases the amount of such Taxes.

(iii)     The Subsidiaries and the Company jointly shall represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any taxable period of the Company which includes (but does not begin or end on) the Closing Date. All costs, fees and expenses paid to third persons in the course of such proceeding shall be borne by the Subsidiaries and the Company in the same ratio as the ratio in which, pursuant to the terms of this Agreement, the Subsidiaries and the Company would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

(f)           Except as otherwise provided in Section 8.5(g), to the extent any determination of Tax liability of the Company, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to the Subsidiaries, provided that in the case of any Tax refund described in clause (ii) of this Section 8.5(f), the portion of such Tax refund which shall belong to the Subsidiaries shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), and the Company shall promptly pay any such refund, and the interest actually received thereon, to the Subsidiaries upon receipt thereof by the Company. Any and all other refunds shall belong to the Company. Any payments made under this Section 8.5(f) shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 8.5(f).

(g)      The indemnification provided for in Section 8.4 and the contribution and allocation provision of this Section 8.5 shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections 8.1 through 8.3 hereof shall not apply to such claims.

(h)      Any claim for indemnity under Section 8.4 or contribution and allocation under this Section 8.5 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

8.6.	Tax Treatment of Indemnity Payments.

The Subsidiaries and the Company agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

ARTICLE IX
MISCELLANEOUS

9.1.	Certain Definitions.

(a)      For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Balance Sheet" shall have the meaning ascribed to such term in Section 4.7 hereof "Balance Sheet Date" shall have the meaning ascribed to such term in Section 4.7 hereof.

"Business Day" means any day of the year on which national banking institutions in Texas are open to the public for conducting business and are not required or authorized to close.

"Closing Date" shall have the meaning ascribed to such term in Section 3.1 hereof.

"Contract" means any Contract, agreement, indenture, note, bond, loan, instrument, lease, and commitment or other arrangement or agreement.

"Effective Time" shall have the meaning ascribed to such term in Article I hereof.

"Environmental Costs and Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

"Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.§ 9601 et seq), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 ct seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Financial Statements" shall have the meaning ascribed to such term in Section 4.7.

"GAAP" means generally accepted United States accounting principles as of the date hereof.

"Governmental Body" means any government or governmental or regulatory body thereof or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

The term "knowledge" means the knowledge, after due inquiry, of the officers and directors of the respective Party.

"Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement but does not include municipal ordinances or other regulations or provisions that are effective only within the corporate limits of a municipality.

"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

"Material Adverse Change" means any fact, event, change, circumstance or occurrence which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

"Material Adverse Effect" means (i) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Transaction Documents, (ii) a material adverse effect on the registration of the Common Stock under the Securities Exchange Act, and (iii) a material adverse effect on the authorization of the Common Stock to be traded on the Over the Counter Bulletin Board Market.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

"Ordinary Course of Business" means the ordinary and usual course of day to day operations of the business as conducted prior to the Closing.

"Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

"Purchaser Indemnified Parties" shall have the meaning ascribed to such term in Section 8.1(a).

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

"Subsidiary Indemnified Parties" shall have the meaning ascribed to such term in Section 8. l(b) hereof.

"Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

"Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

"Transaction Documents" shall mean this Agreement, the Trust Receipt, Irrevocable Instructions and Irrevocable Proxy substantially in the form of Exhibit B attached to this Agreement, the Escrow Agreement substantially in the for of Exhibit F attached to this Agreement, the Note Purchase Agreement substantially in the form of Exhibit L attached to this Agreement, and the other documents and certificates delivered by the Parties in connection with this Agreement or the transactions contemplated hereby or thereby.

(b)           Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ or Dollars shall mean U.S. dollars.

Exhibits. The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(c)           The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.2.	Survival of Representations and Warranties.

The Parties hereto hereby agree that the representations and warranties contained in this Agreement, the Transaction Documents, or in any certificate, document or instrument delivered in connection herewith or therewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the Parties hereto; provided, however, that any claims or actions with respect thereto, including any claim for indemnification pursuant to Article VIII hereof, must be commenced within twelve (12) months after the Closing Date or shall be waived.

9.3.	Expenses.

Except as otherwise provided in this Agreement, the Company and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement, the Transaction Documents, and each other agreement, document and instrument contemplated by this Agreement or the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, it being understood that in any event the Subsidiaries shall assume and be solely responsible for the costs and expenses of the Company.

9.4.	Specific Performance.

The Company acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at Law. Therefore, the obligations of the Company under this Agreement, including, without limitation, the Company's obligation to sell the Preferred Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

9.5.	Further Assurances.

The Company and the Purchaser each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.6.	Submission to Jurisdiction; Consent to Service of Process; Arbitration.

(a)           The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Salt Lake City, Utah over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.9.

(c)           Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) shall be resolved by a binding arbitration, to be held in Salt Lake City, Utah pursuant to the Federal Arbitration Act and in accordance with then- prevailing International Arbitration Rules of the American Arbitration Association (the "AAA").

9.7.	Entire Agreement; Amendments and Waivers.

This Agreement, the other Transaction Documents (including the schedules and exhibits hereto and thereto) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

9.8.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9.9.	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the Parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:	E. Morgan Skinner, Jr.
210 North 1000 East
St. George, UT 84770
Fax number: (435) 628-6636

With a copy (that shall not constitute notice) to:

Franklin Cardwell & Jones, PC
Attn: Lawrence E. Wilson
1001 McKinney, 18th Floor
Houston, Texas 77002
Fax number: (713) 222-0938

If to the Subsidiaries, to:	E. Morgan Skinner, Jr.
210 North 1000 East
St. George, UT 84770
Fax number: (435) 628-6636

With a copy (that shall not constitute notice) to:

Franklin Cardwell & Jones, PC
Attn: Lawrence E. Wilson
1001 McKinney, 18th Floor
Houston, Texas 77002
Fax number: (713) 222-0938

If to the Purchaser, to:	Three Irons, Inc.
12000 Westheimer Rd Ste 340
Houston, TX 77077-6531
Attention: Hunter M.A. Carr, President
Fax Number: (713) 462-1980

With a copy (that shall not constitute notice) to:
Sonfield & Sonfield
Attorneys at Law
770 South Post Oak Lane
Houston, Texas 77056
Attention: Robert L. Sonfield, Jr., Esq.
Fax number: (713) 877-1547

9.10.	Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.11.	Binding Effect: Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third person beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Preferred Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.12.	Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement of or for any claim based on, in respect of or by reason of, the transactions contemplated hereby and thereby.

9.13.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The Parties acknowledge that signatures may be delivered by facsimile, portable document format or other electronic means and any such signatures shall be binding upon the Party using such delivery method as fully as a manually signed counterpart.

"'REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

EXECUTION PAGE

STOCK PURCHASE AGREEMENT
BY AND AMONG

THREE IRONS, INC.

LEGACY COMMUNICATIONS CORPORATION

AND

THE SUBSIDIARIES LISTED ON EXHIBIT H HERETO

Dated as of July 18, 2008

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

THE PURCHASER:
Three Irons, Inc.

By:	Hunter M.A. Carr
Hunter. M.A. Carr, President

THE COMPANY:
Legacy Communications Corporation

By:	E. Morgan Skinner, Jr.
E. Morgan Skinner, Jr., President

THE SUBSIDIARIES:

By:	E. Morgan Skinner, Jr.
E. Morgan Skinner, Jr., President